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                                                                   EXHIBIT 99.1
                                     [LOGO]


FOR IMMEDIATE RELEASE                       Contact: Geoffrey Davis
                                                     Park Place Entertainment
                                                     702-699-5037

                                                     Craig Cavileer
                                                     Silverton Casino
                                                     702-263-7777
                                                         or
                                                     Dave Kirvan
                                                     Kirvan Communications
                                                     702-737-3100

                PARK PLACE ANNOUNCES SALE OF THE LAS VEGAS HILTON
                                TO ED ROSKI, JR.


LAS VEGAS, July 11, 2000 - Park Place Entertainment announced today that it has entered into an agreement to sell the Las Vegas Hilton to Ed Roski, Jr. The transaction is expected to be completed by year end and is subject to regulatory approval.

Total consideration for the property is estimated at $365 million, consisting of the following components:

-    $300 million for the property, plant and equipment;
- $31 million for assuming all liabilities under the Hilton licensing agreement;
-    $6 million for net working capital (estimate); and
- Park Place will also retain all "high-end gaming" customer receivables, which were approximately $28 million at June 30th, 2000.


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As of March 31, 2000, the latest twelve months earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDA) for the property were $50 million, representing an approximate 7.3x EBITDA multiple based on the total consideration. Park Place anticipates recording a non-cash net book loss of approximately $32 million on the disposition.

No shutdown of the property is planned and employees can expect continuity in their positions at the casino resort. Additionally, the sale is not expected to impact the proposed plans to extend the Bally's-MGM Grand monorail to the Las Vegas Hilton, as the buyer agrees with Park Place's position.

"The sale of the Las Vegas Hilton allows Park Place to consolidate its high-end gaming operations at the legendary Caesars Palace," said Arthur Goldberg, President and CEO of Park Place Entertainment. "We plan to use the proceeds of the sale to paydown debt and repurchase the Company's common stock."

Goldberg added, "We can now focus 100% of our efforts in Las Vegas on our four properties at the center of the Las Vegas Strip, while at the same time we can feel comfortable knowing that this asset will be in the hands of a successful and responsible businessman like Ed Roski."

Roski, who built a multi-faceted business empire which includes real estate, entertainment, hospitality, gaming and property management, said that while it is premature to discuss specific plans for the Las Vegas Hilton, he and his team have several areas in which they plan to focus their efforts. These include:

- A significant increase in the number, variety and quality of dining, entertainment and retail offerings;
- A renovation of the casino and public space to a more contemporary experience which will include additional slots;
- The remodeling of over 1,000 hotel rooms and the 45,000 SF Villa Suites into a restaurant and nightclub venue;
- Additional development including a timeshare development, up to 1,500 new hotel rooms and other entertainment drivers afforded by the property's undeveloped 30 acres;
- Capitalizing on the attractive local population in all areas of entertainment, dining and gaming;
- Creation of attractions and amenities to capture the tremendous foot traffic created by the Las Vegas convention Center and its current expansion.



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"We really believe our purchase of the Las Vegas Hilton is a win-win for all involved," said Roski. "This acquisition moves our company into the mid-level gaming and hospitality arena, which is a broader market segment and one in which we feel very comfortable and believe we can be competitive. We've been active in Southern Nevada for years, including gaming and hospitality, real estate development and construction, and we're excited to increase our presence and activity in this market."

Roski added that he will be working with the Hilton Corporation to continue the association with the internationally recognized brand.

"We're very excited to bring our commitment and ideas to one of Las Vegas' most identifiable properties," said Roski.

Roski pointed to these factors that made the purchase of the Las Vegas Hilton appealing:

-    The value of the property, its infrastructure and operational potential;
-    The development of the monorail providing pedestrian access to the Strip;
- The location of the Las Vegas Hilton in proximity to the largest convention center in the United States;
- The increasing focus on development in the surrounding areas such as Turnberry Place.

Roski, 61, oversees a business dynasty as varied as it is successful. He is President and Chief Executive Officer of Majestic Realty Co., one of the largest privately-held real estate companies in the country, which currently owns, manages and leases more than 40-million-square-feet of property throughout the country.

Roski conceptualized and developed the STAPLES Center in downtown Los Angeles. He is a co-owner of the NBA championship Los Angeles Lakers and NHL's Los Angeles Kings.

Roski built the Silverton Hotel & Casino (then Boomtown) in 1994 and has operated the hotel/casino since 1997. In all, Roski's companies have built more than three million square feet of property in Southern Nevada.




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Park Place Entertainment is the world's largest gaming company and owns, manages or has an interest in 28 gaming properties operating under the Bally's, Caesars, Paris, Flamingo, Grand and Hilton brand names with a total of approximately 2 million square feet of gaming space, over 28,000 hotel rooms and approximately 57,000 employees worldwide.

Additional information on Park Place Entertainment can be accessed through the Company's 24-hour investor relations service. Individuals may call toll-free 877-PPE-NYSE (877-773-6973) or visit www.parkplace.com to obtain the latest Company news and stock price information, or to request information by email, fax or postal mail delivery.

NOTE: THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF FEDERAL SECURITIES LAW, INCLUDING STATEMENTS CONCERNING ANTICIPATED FUTURE EVENTS AND EXPECTATIONS. THE FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE STATEMENTS HEREIN. ADDITIONAL INFORMATION CONCERNING POTENTIAL FACTORS THAT COULD AFFECT THE PARK PLACE'S FUTURE FINANCIAL RESULTS IS INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND FORM 10-Q FILED FOR THE PERIOD ENDED MARCH 31, 2000.



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